SCHEDULE 14C INFORMATION

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WISDOMTREE TRUST

245 Park Avenue, 35th Floor

New York, New York 10167

November 6, 2017

To the Shareholders of the Brazilian Real Strategy Fund:

At a meeting of the Board of Trustees of WisdomTree Trust, the Board of Trustees approved a new sub-advisory agreement, which went into effect August 29, 2017, with respect to the Brazilian Real Strategy Fund (the “Fund”), between WisdomTree Asset Management, Inc. and Mellon Capital Management Corporation (“Mellon Capital”), pursuant to which Mellon Capital provides sub-advisory services to the Fund. Mellon Capital replaced Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd. in Singapore (collectively, “Western Asset”) as the sub-adviser to the Fund. There will be no increase in fees to the Fund and its shareholders as a result of this approval.

WisdomTree Asset Management, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Mellon Capital. Please take a few moments to read them. Call us at 1-866-909-9473 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in WisdomTree Trust.

Sincerely,

Jonathan Steinberg

President

WISDOMTREE TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

BRAZILIAN REAL STRATEGY FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT

November 6, 2017

The Information Statement is available at www.wisdomtree.com/etfs/currency/bzf

This document is an Information Statement and is being furnished to shareholders of the Brazilian Real Strategy Fund (the “Fund”), a series of WisdomTree Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”). WisdomTree Asset Management, Inc. (the “Adviser”) serves as the investment adviser for the Fund. The exemptive order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually or as otherwise required under applicable law. In addition, under the exemptive order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about November 6, 2017, to the shareholders of the Fund as of October 31, 2017. The Adviser will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Appointment of Mellon Capital Management Corporation as Sub-Adviser to the Fund

At a meeting of the Board held on June 13-14, 2017 (the “Meeting”), the trustees of the Trust (each, a “Trustee”), including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Mellon Capital Management Corporation (“Mellon Capital”) to serve as sub-adviser to the Fund. Mellon Capital replaced Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd. in Singapore (collectively, “Western Asset”) as the sub-adviser to the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Mellon Capital. In addition, since the beginning of the Trust’s last fiscal year, no Trustee, to the best of the Trust’s knowledge, had, directly or indirectly, any interest in Mellon Capital, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Mellon Capital, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At the Meeting, the Board, including the Independent Trustees, considered the approval of the amended and restated investment sub-advisory agreement (the “Agreement”) between the Adviser and Mellon Capital pursuant to which Mellon Capital will coordinate the investment and reinvestment of the Fund’s assets. The Agreement replaced the prior amended and restated investment sub-advisory agreement between the Adviser and Western Asset, dated December 5, 2012, with respect to the Fund (the “Western Agreement”), which was terminated as of the close of business on August 28, 2017. The Board determined that the change in sub-adviser was in the best interests of Fund shareholders due to, among other matters, the factors set forth below.

In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser and Broadridge Financial Solutions, Inc., an independent provider of investment company data. The Board was assisted in its review by independent legal counsel and met with counsel in executive session separate from Adviser representatives and Mellon Capital. In considering the approval of the Agreement, the Board considered all factors that it deemed to be relevant, including those discussed below. The Board did not identify any particular factor as dispositive, and each Trustee may have attributed different weights to the various factors.

Nature, Extent and Quality of Services to be Provided. The Board considered information provided to them at the Meeting and in previous presentations throughout the year from Adviser representatives regarding the nature, extent and quality of the services to be provided by Mellon Capital to the WisdomTree funds, recognizing Mellon Capital’s operational capabilities and resources. The Board also considered the Adviser’s favorable assessment of the nature and quality of the investment sub-advisory services expected to be provided to the Fund by Mellon Capital and the Adviser’s recommendation to engage Mellon Capital.

Investment Performance of Mellon Capital. Because Mellon Capital was a newly-appointed investment sub-adviser for the Fund, the Board could not consider Mellon Capital’s investment performance in managing the Fund’s portfolio as a factor in evaluating the Agreement during the Meeting, but the Board did consider Mellon Capital’s performance sub-advising other WisdomTree funds, including the WisdomTree currency strategy funds. The Board discussed the portfolio management personnel and the investment strategies to be employed in management of the Fund’s assets.

Costs of Services to be Provided, Profitability and Economies of Scale. The Board considered the proposed fees to be paid to Mellon Capital by the Adviser under the Agreement in relation to the fees to be paid to the Adviser by the Fund under the Agreement. The Board compared the advisory and sub-advisory fees in light of the respective services to be provided to the Fund by the Adviser and Mellon Capital, respectively. The Board noted, however, that Mellon Capital’s fees would be paid by the Adviser (out of its fee paid by the Fund), and not the Fund, and thus would not impact the fees paid by the Fund. Based on this review, the Board concluded that the proposed fees payable to Mellon Capital by the Adviser supported the Board’s approval of the Agreement. The Board also recognized that, because Mellon Capital’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability and economies of scale was more appropriate in the context of the Board’s consideration of the investment advisory agreement between the Trust and the Adviser. Accordingly, the Board did not consider Mellon Capital’s profitability to be relevant to its deliberations with respect to the Agreement’s approval. The Board did, however, consider potential benefits to Mellon Capital from acting as investment sub-adviser to the Fund.

Conclusion. After consideration of the factors discussed above, and in reliance on its knowledge of other WisdomTree funds sub-advised by Mellon Capital, gained through meetings and other interactions with the Adviser and Mellon Capital, the Board, including a majority of the Independent Trustees, determined that the approval of the Agreement was in the best interests of the Fund and approved the Agreement for the Fund.

Information Concerning the Adviser

The Adviser, located at 245 Park Avenue, 35th Floor, New York, New York 10167, serves as investment adviser to the Fund. The Adviser is a wholly-owned subsidiary of WisdomTree Investments, Inc. The Adviser has served as the investment adviser for the Fund since its inception. The Adviser oversees Mellon Capital to ensure its compliance with the investment policies and guidelines of the Fund and monitors Mellon Capital’s adherence to its investment style. The Adviser provides daily monitoring of Mellon Capital’s buying and selling of Fund securities and regularly reviews Mellon Capital’s performance. For the fiscal year ended August 31, 2017, the Fund paid the Adviser $49,589 or 0.45% of the Fund’s average annual net assets, for investment management services provided to the Fund. The terms of the Fund’s investment advisory agreement with the Adviser are unaffected by the approval of the Agreement. Thus, if the Agreement had been in place during the fiscal year ended August 31, 2017, the Fund would have paid the Adviser the exact same amount in fees.

Description of Mellon Capital

Mellon Capital is a wholly-owned indirect subsidiary of The Bank of New York Mellon, a publicly traded financial holding company. Mellon Capital, a registered investment adviser, manages global quantitative-based investment strategies for institutional and private investors. Its principal office is located at 50 Fremont Street, Suite 3900, San Francisco, California 94105. Mellon Capital is responsible for the day-to-day management of the Fund. Mellon Capital chooses the Fund’s portfolio investments and places orders to buy and sell the Fund’s portfolio investments.

Portfolio Management Team

The individual members of the portfolio management team who are primarily responsible for the day-to-day management of the Fund are listed below. Paul Benson, CFA, CAIA, is a Managing Director and Head of Mellon Capital’s Fixed Income Portfolio Management Team. Previously at Mellon Capital, Mr. Benson was a Senior Portfolio Manager, responsible for the Yield Curve Arbitrage strategy within Global Asset Allocation portfolios. Prior to joining Mellon Capital, Mr. Benson was a senior Fixed Income Portfolio Associate at PIMCO in Newport Beach where he analyzed portfolios and implemented/managed U.S. and Global Fixed Income active portfolios. He received his B.A. from the University of Michigan, Ann Arbor. Mr. Benson has 21 years of investment experience.

Stephanie Shu, CFA, is a Director of Mellon Capital’s Active Fixed Income Team. Ms. Shu has attained the Chartered Financial Analyst designation. Ms. Shu is responsible for managing all of Mellon Capital’s fixed income beta strategies as well as all fixed income quantitative model implementation. She received her M.S. from Texas A&M University and has over 18 years of investment experience.

Terms of the Sub-Advisory Agreement

The mandate for Mellon Capital to become sub-adviser to the Fund was added by way of Amendment effective August 29, 2017 to the existing Sub-Advisory Agreement between the Adviser and Mellon Capital dated January 1, 2013, as amended. The Agreement, as amended with respect to the Fund, will continue in effect for two years from its effective date, unless sooner terminated. The Agreement, as amended with respect to the Fund, will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement may be terminated, without payment of any penalty, (i) by a vote of a majority of the Board or by a vote of a majority of outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to the Adviser and Mellon Capital; (ii) by the Adviser or Mellon Capital on at least 120 days’ written notice to the other party; and (iii) by the Adviser or Mellon Capital upon written notice to the other party that the other party is in material breach of the Agreement, unless the other party cures such breach to the reasonable satisfaction of the party alleging the breach within 30 days after written notice of the breach.

The Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event that the investment advisory agreement between the Adviser and the Trust, with respect to the Fund, is assigned or terminated for any other reason.

Mellon Capital is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays Mellon Capital out of its own fees received from the Fund, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.45% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Mellon Capital as sub-adviser to the Fund.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the existing Sub-Advisory Agreement between the Adviser and Mellon Capital dated January 1, 2013, as amended, is on file with the SEC and available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov). The amendment to the Agreement, with respect to the Fund, will also be filed with the SEC and be available, as described above, on or before the next filing of the Fund’s registration statement.

Additional Disclosure Regarding Mellon Capital

The names and principal occupations of the principal executive officer and the directors of Mellon Capital are listed below:

Name	Principal Occupation
William Fouse	Board of Directors, Chairman Emeritus
David Kwan	Managing Director, Head of Fixed Income Strategies
Thomas Loeb	Board of Directors, Chairman Emeritus
Gabriella Parcella	Chairman, President, Chief Executive Officer
Linda Lillard	Executive Vice President, Chief Operating Officer
Chris Appler	Managing Director, Chief Compliance Officer
Sinead Colton	Managing Director, Head of Investment Strategy
William S. Cazalet	Managing Director, Head of Active Equity Strategies
Ronald P. Gala	Managing Director, Senior Portfolio Manager
Keiko Kai	Managing Director, Head of International Consumer, Institutional and Sovereign Wealth
Karen Wong	Managing Director, Head of Equity Portfolio Management
Jeffrey Zhang	Executive Vice President, Chief Investment Officer, Board of Directors
David Manuel	Director, Chief Financial Officer
Rose Huening-Clark	Managing Director, Head of Global Client Experience and Solutions Delivery
Vassilis Dagioglu	Managing Director, Head of Asset Allocation Portfolio Management
Anjun Zhou	Managing Director, Head of Multi-Asset Research
Nicholas Fohl	Managing Director, Chief Administrative Officer, IT Infrastructure and Office Management
Richard Watson	Executive Vice President, Head of Global Distribution
Sheryl Linck	Managing Director, Head of North American Consumer/Sub-advisory markets
Brett Thunstrom	Managing Director, Head of Global Trading
Paul Benson	Managing Director, Head of Fixed Income Portfolio Management
Laura Nemeth	Managing Director, Head of Marketing
Al Goduti	Managing Director, Head of North American Distribution
Charles P. Dolan	Board of Directors
Joseph Gennaco	Board of Directors
Gregory Brisk	Board of Directors

Each of the principal executive officers and directors of Mellon Capital is located at the applicable office addresses noted above under “Description of Mellon Capital.”

General Information

The principal executive offices of the Trust and the Adviser are located at 245 Park Avenue, 35th Floor, New York, New York 10167. The Trust’s administrator, custodian, transfer agent and securities lending agent is State Street Bank and Trust Company, which is located at One Lincoln Street, Boston, Massachusetts 02110. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, 1111 Pennsylvania Avenue, NW, Washington, DC 20004.

Shareholders Sharing the Same Address. As permitted by law, only one copy of this Information Statement may be delivered to shareholders of the Fund who reside at the same address, unless such shareholders have notified the Trust of their desire to receive multiple copies of the shareholder reports, proxy statements and information statements that the Trust sends. If you would like to receive an additional copy, please contact the Trust by writing to WisdomTree Trust, 245 Park Avenue, 35th Floor, New York, New York 10167, or by calling 1-866-909-9473. The Trust will then promptly deliver, upon request, a separate copy of this Information Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated above.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to WisdomTree Trust, 245 Park Avenue, 35th Floor, New York, New York 10167, or by calling 1-866-909-9473, or by accessing our website at www.wisdomtree.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%

of the Brazilian Real Strategy Fund

Name of Shareholder and Address	Percentage of Total Outstanding Shares of Class as of September 30, 2017
Morgan Stanley Smith Barney LLC 1 Harborside Financial Center, Plaza II Jersey City, NJ 07311	16.27%
National Financial Services Corporation 200 Liberty Street New York, NY 10281	12.73%
Charles Schwab & Co., Inc. 101 Montgomery Street San Francisco, CA 94104	11.12%
NBCN Inc. 1010 Rue De La Gauchetiere Montreal, Québec, Canada	7.60%

To the best of the Trust’s knowledge, the Trustees and officers of the Trust own of record, in aggregate, less than 1% of the outstanding shares of the Brazilian Real Strategy Fund.